Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Third Quarter 2006 Operating Results

Revenues up 12% for the First Nine Months of 2006

Adjusted EBITDA up 16% for the First Nine Months of 2006

WAYNESBORO, VA – November 6, 2006 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its third quarter of 2006.

Operating revenues for third quarter 2006 were $111.2 million. Net income for the same period was $3.7 million. For purposes of this discussion and to provide comparable period financial results, the first nine months of 2006 for the Company are compared to the combined first nine months 2005 results of the Company and NTELOS Inc.

Highlights for the quarter include:

•	Wireless net subscriber additions up 15% over previous quarter

•	29 new wireless cell sites placed in service (21 in strategic network alliance footprint)

•	Adjusted EBITDA (a non-GAAP measure) exceeds $43 million

•	Wireless adjusted EBITDA of $27.4 million, a 16% increase from third quarter 2005

“With our adjusted EBITDA topping $43 million, third quarter performance continued the positive trends of several previous quarters,” said James S. Quarforth, the Company’s Chief Executive Officer. “For the first nine months of 2006, our adjusted EBITDA of $128.2 million is up 16% from the first nine months of 2005. With this visibility on the year, we are revising our adjusted EBITDA guidance for 2006 upward to a range of $170 million to $172 million.”

Recent Developments

AWS Spectrum Acquisition: The Company acquired seven AWS A Block licenses during the third quarter. These licenses cover a total population of approximately 1.3 million people in western Virginia and are contiguous with existing PCS spectrum holdings. The total purchase price was $2.3 million or effectively $0.091 per MHz/POP.

Class B Common Stock Conversion: Subsequent to the payment of the Class B common stock dividend on June 6, 2006 (previously announced), the majority of the Company’s Class B stockholders have converted shares of Class B Common Stock to Common Stock. As of September 30, 2006, all but approximately 114,000 shares of Class B had been converted and the total shares of common stock outstanding was approximately 41.8 million. Conversion of the remaining Class B shares is expected in the near future.

Operating Highlights

Operating revenues for third quarter 2006 were $111.2 million, an 11% increase over third quarter 2005 operating revenues of $100.3 million and 2% over operating revenues of $108.7 million in second quarter 2006. Operating revenues for the first nine months of 2006 were $326.2 million, 12% over operating revenues for the same period last year of $290.1 million.

Wireless operating revenues for third quarter of 2006 were $81.2 million compared to $72.1 million for the same period in 2005, an increase of 13%. Wireless subscribers were 357,424 at the end of third quarter 2006, a 9% increase from 328,035 at the end of third quarter 2005 and a 2% increase from 350,168 at the end of second quarter 2006. This growth resulted in an 8% increase in subscriber revenues for these periods. Wholesale revenues were $19.3 million for third quarter 2006 compared to $15.9 million for the same quarter last year, an increase of 22%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $19.1 million and $15.5 million for these respective periods.

Regarding the strategic network alliance revenues, Quarforth commented, “The growth in Sprint Nextel wholesale revenues is especially significant considering the pricing reductions related to travel and data usage that went into effect July 1, 2006. Even after these reductions, we achieved a 23% growth over third quarter last year and volumes in home, travel and data have continued to grow sequentially each quarter.”

Wireless operating revenues for the first nine months of 2006 were $238.4 million, a $31.2 million, or 15%, increase over the first nine months of 2005.

Wireline operating revenues were $29.8 million for the third quarter of 2006, a 7% increase over third quarter 2005 of $28.0 million. Rural Local Exchange Carrier (RLEC) operating revenues were $15.7 million in the third quarter of 2006 compared to $14.0 million in third quarter 2005, an increase of 12%. Growth in access revenues, primarily driven by increased minutes of use, was partially offset by revenue reductions from local access line losses. Also, the Company recorded a favorable revenue adjustment of approximately $0.5 million related to the safety net settlement pursuant to FCC Order 06-112, released August 7, 2006. This amount represents a lump-sum received in the third quarter 2006 to settle a disputed period from January 2003 to present. In the competitive wireline segment, operating revenues were essentially flat at $14.0 million for third quarter 2005 and $14.1 million for third quarter 2006. Revenues from key growth products, including broadband, integrated access, special access and transport, grew $0.8 million, or 9%, for third quarter 2006 compared to third quarter 2005, offsetting the loss of dial-up internet revenues. For the first nine months of 2006, wireline operating revenues were $87.2 million, a $4.9 million, or 6% increase over the same period last year.

Adjusted EBITDA (a non-GAAP measure) for third quarter 2006 was $43.0 million, with a margin of 39%. This amount represents an increase of 13% over third quarter 2005 adjusted EBITDA of $38.0 million. Adjusted EBITDA for the first nine month periods of 2006 and 2005 was $128.2 million and $110.2 million, respectively, an increase of 16%.

Wireless adjusted EBITDA was $27.4 million for the third quarter of 2006, compared to $23.7 million for third quarter 2005, an increase of 16%. The adjusted EBITDA margin for wireless increased to 34% for third quarter 2006 from 33% in third quarter 2005. Revenue growth has continued to outpace the growth of related operating expenses, enhancing margin. Wireless adjusted EBITDA for the first nine months of 2006 was $83.1 million, a $15.5 million or 23%, increase over the first nine months of 2005.

Wireline adjusted EBITDA was $16.7 million for the third quarter of 2006, a 7% increase over $15.6 million for the third quarter 2005. Wireline adjusted EBITDA margin was 56%. For the first nine months of 2006, wireline adjusted EBITDA was $48.6 million, a 6% increase over the same period last year.

Business Segment Highlights

Wireless

•	Gross customer additions for the third quarters of 2006 and 2005 were 42,156 and 36,344, respectively. Gross customer additions of higher-value, under-contract, post-pay subscribers were 20,266 in the third quarter of 2006, totaling 59,668 year-to-date. Net subscriber additions for the first nine months of 2006 were 21,118, with 7,256 added in the third quarter, historically the seasonally low sales quarter for the wireless industry. These third quarter net additions represent a 15% increase over the 6,289 net additions in second quarter 2006 and are up significantly compared to the 1,600 net additions from third quarter 2005. At September 30, 2006, post-pay subscribers represented 73% of total subscribers and approximately 82% of these subscribers were under contract with an average contract term of 14 months remaining, up from 13 months at June 30, 2006, reflecting the increased number of national rate plans, with longer average contract terms, in the product mix.

ARPU (a non-GAAP measure) for third quarter 2006 was $53.30, down slightly from ARPU for third quarter 2005 of $53.53. ARPU for the first nine months of 2006, however, was up 2% from the first nine months of 2005 at $53.57 and $52.42, respectively. The increase was attributable to continued growth in data services and data packages and higher monthly access revenues due to growth in higher-priced unlimited and National plans. Total data ARPU for the first nine months of 2006 was $2.65 compared to $1.72 for the same period in 2005. Post pay data ARPU for the first nine months of 2006 was $3.04 compared to $2.08 for the first nine months of 2005.

Cost per Gross Addition (CPGA - a non-GAAP measure), was $340 in third quarter 2006, down from $382 in the previous quarter. CPGA costs were essentially the same for each period at approximately $14.3 million; the decrease in CPGA results from higher gross additions in the third quarter. For the first nine months of 2006, CPGA averaged $358, compared to the average of the first nine months of 2005 of $362. Cash Cost per Handset/Unit (CCPU - a non-GAAP measure), was $32.25 for third quarter 2006, up from $31.41 in the previous quarter due to roaming costs related to increased roaming usage under the newer national rate plans, retention costs and operating costs associated with new cell sites. Total network cell sites were 946 at September 30, 2006 compared to 917 at June 30, 2006 and 864 at September 30, 2005.

Wireline

•	RLEC: Access lines at the end of third quarter 2006 were 45,677, compared to 47,224 at the end of third quarter 2005, a 3% decrease. This line loss is reflective of wireless substitution, a reduction in Centrex and second lines and network grooming to reduce internal Internet service provider lines. Despite these line losses, RLEC operating revenues for third quarter 2006 were 12%, or approximately $1.7 million, higher than third quarter 2005 primarily due to an increase in access revenues related to the increase in minutes of use and the $0.5 million favorable revenue adjustment related to the safety net settlement. RLEC adjusted EBITDA for third quarter 2006 was $12.0 million compared to $10.4 million for third quarter 2005, an increase of $1.7 million or 16%. RLEC adjusted EBITDA for the first nine months of 2006 was $34.7 million, $3.1 million, or 10%, over the $31.6 million for the same period in 2005.

•	Competitive Wireline: Competitive Local Exchange Carrier (CLEC) business local access lines at the end of third quarter 2006 were 46,224, a 4% increase over the end of third quarter 2005 at 44,528. Operating revenues for CLEC business local access lines increased 2% over these periods reflecting the customer growth partially offset by downward pricing driven discounts associated with bundled multiple-product packages. Dial-up internet subscribers declined from 35,109 to 28,913 from third quarter 2005 to third quarter 2006. Revenue decline resulting from these subscriber losses was approximately $0.4 million quarter over quarter. Revenues from broadband products, however, increased approximately $0.2 million, or 10%, to $2.3 million in third quarter 2006 from $2.1 million in third quarter 2005 due to customer growth. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 26% at September 30, 2006 from 19% at September 30, 2005.

Quarforth concluded, “Our performance during the first nine months of 2006 was marked by significant growth in operating revenues and adjusted EBITDA. As a result, we are pleased to make upward revisions to our 2006 guidance.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note Regarding Forward-Looking Statements”.

The Company revises upward its guidance for 2006 of consolidated revenues to be between $437.5 million and $440.0 million and 2006 adjusted EBITDA to be between $170 million and $172 million. Additional guidance updates will be provided on the Company’s earnings conference call.

###

Note

Wireline revenues were previously reported net of certain long distance network expenses in the Competitive segment. These expenses totaled $0.5 million for each quarter of 2005 and $0.6 million each for first, second and third quarters of 2006 and have been reclassified to the maintenance and support caption in operating expenses for all periods presented.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain on sale of assets, advisory termination fees, other income and expenses, minority interests, reorganization items and non-cash compensation charges.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the control over us by our two largest stockholders, CVC and Quadrangle; provisions in our charter documents and Delaware law; expenses of becoming a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur.

Exhibits:

•	Condensed Consolidated Balance Sheets
•	Condensed Consolidated Statements of Operations
•	Summary of Operating Results
•	Reconciliation of Net Income (Loss) to Operating Income
•	Reconciliation of Operating Income (Loss) to Adjusted EBITDA
•	Customer Summary Table
•	Wireless Customer Detail
•	Wireless Key Performance Indicators (KPI)
•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets 1

(dollars in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$29,014	$28,134
Accounts receivable, net	38,486	37,691
Inventories and supplies	3,757	3,419
Other receivables and deposits	3,085	3,817
Income tax receivable	214	—
Prepaid expenses and other	6,855	5,593

	81,411	78,654

Deferred assets - interest rate swap	4,263	4,120
Securities and investments	222	3,042

Property, plant and equipment	471,318	408,117
Less accumulated depreciation	97,147	47,975

	374,171	360,142

Other Assets
Goodwill	150,161	162,395
Franchise rights	32,000	32,000
Other intangibles, net	102,929	113,580
Radio spectrum licenses in service	114,102	114,051
Other radio spectrum licenses	1,344	1,344
Radio spectrum licenses not in service	18,234	15,581
Deferred charges	4,758	10,934

	423,528	449,885

Total Assets	$883,595	$895,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,961	$4,513
Accounts payable	22,601	30,628
Advance billings and customer deposits	16,954	16,112
Accrued payroll	6,915	11,164
Accrued interest	171	161
Deferred revenue	760	933
Other accrued taxes	4,551	3,138
Other accrued liabilities	3,544	4,613

	62,457	71,262

Long-Term Liabilities
Long-term debt	621,041	754,871
Other long-term liabilities	55,655	68,183

	676,696	823,054

Minority Interests	454	429

Stockholders’ Equity	143,988	1,098

Total Liabilities and Stockholders’ Equity	$883,595	$895,843

[1]	Please see NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for details related to the formation of NTELOS Holdings Corp. and a new accounting basis that was established for the Company’s assets and liabilities as of the May 2, 2005 merger.

NTELOS Holdings Corp. 1

Condensed Consolidated Statements of Operations [2]	Three months ended:		Nine months ended Sept. 30, 2006	January 14, 2005 (inception) to Sept. 30, 2005
(in thousands, except for per share data)	Sept. 30, 2006	Sept. 30, 2005
Operating Revenues
Wireless communications	$81,233	$72,086	$238,396	$117,328
Wireline communications	29,788	27,957	87,216	46,112
Other communications services	203	222	618	346

	111,224	100,265	326,230	163,786

Operating Expenses [3]
Cost of wireless sales (exclusive of items shown separately below)	17,748	14,558	50,511	24,224
Maintenance and support (inclusive of non-cash compensation charges of $74 and $996 for the three and nine months ended September 30, 2006, respectively)	19,655	17,396	57,765	28,371
Depreciation and amortization	21,769	22,436	63,761	37,149
Accretion of asset retirement obligation	237	218	664	316
Customer operations (inclusive of non-cash compensation charges of $116 and $1,310 for the three and nine months ended September 30, 2006, respectively)	25,033	22,624	73,937	36,954
Corporate operations (inclusive of non-cash compensation charges of $735 and $9,999 for the three and nine months ended September 30, 2006, respectively, and $1,519 for the three months ended September 30, 2005 and for the period January 14, 2005 to September 30, 2005)	6,708	9,236	28,172	13,879
Capital restructuring charges	—	59	—	179
Termination of advisory agreements	—	—	12,941	—

	91,150	86,527	287,751	141,072

Operating Income	20,074	13,738	38,479	22,714
Other Income (Expenses)
Equity share of net loss from NTELOS Inc.	—	—	—	(1,213)
Interest expense [4,5]	(10,994)	(11,212)	(48,889)	(18,610)
Gain (loss) on interest rate swap agreement	(2,800)	3,978	143	3,483
Other income	542	230	4,260	355

	6,822	6,734	(6,007)	6,729

Income tax expense	3,071	3,385	7,308	4,119

	3,751	3,349	(13,315)	2,610

Minority interests in earnings of subsidiaries	(7)	(12)	(25)	(43)

Net Income (Loss)	3,744	3,337	(13,340)	2,567
Dividend on Class B common stock	—	—	30,000	—

Income (Loss) applicable to common shares	$3,744	$3,337	$(43,340)	$2,567

Basic and Diluted Earnings (Loss) per Common Share:
Earnings (Loss) per share - Basic	$0.09	$0.14	$(1.12)	$0.14
Earnings (Loss) per share - Diluted	$0.09	$0.13	$(1.12)	$0.12
Average Shares Outstanding - Basic [6]	41,109	24,416	38,581	19,000
Average Shares Outstanding - Diluted [6]	42,109	25,995	38,581	20,579

Note: Wireline revenues were previously reported net of certain long distance network expenses in the Competitive segment. These expenses totaled $0.5 million for each quarter of 2005 and $0.6 million each for first, second and third quarters of 2006 and have been reclassified to the maintenance and support caption in operating expenses for all periods presented.
[1]	Please see NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for details related to the formation of NTELOS Holdings Corp. and a new accounting basis that was established for the Company’s assets and liabilities as of the May 2, 2005 merger.
[2]	On February 24, 2005, NTELOS Holdings Corp. purchased 24.9% of NTELOS Inc.’s common stock and warrants to buy common stock. From February 24, 2005 to May 1, 2005, the Company accounted for the results of NTELOS Inc. under the equity method of accounting. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.
[3]	Includes a $0.9 million and $12.3 million non-cash compensation charge related to capital stock and options to purchase capital stock for the three and nine months ended September 30, 2006, respectively. Also includes $0.3 million, $0.5 million and $0.5 million of fees in the second, third and fourth quarters of 2005, respectively and $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company. These advisory agreements were terminated in February 2006 in connection with the initial public offering for a termination fee of $12.9 million that was paid out of the offering proceeds. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for further details.
[4]	Includes approximately $5.3 million of interest expense for the nine months ended September 30, 2006 for interest on the $135 million floating rate senior notes issued October 17, 2005. These notes were paid off from the proceeds of the initial public offering on April 15, 2006. Unamortized portions of the debt issuance costs and the original issue discounts of approximately $5.1 million and $1.3 million were written off in second quarter 2006 in connection with the repayment of these notes.
[5]	Includes a prepayment penalty of $2.25 million on the second lien credit facility that was retired on June 1, 2006 from borrowings under the new Amended and Restated Credit Agreement. See NTELOS Holdings Corp. Form 8-K dated June 1, 2006 for further details.
[6]	Income (Loss) per share and average weighted shares outstanding have been adjusted for all periods to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:							Nine Months Ended:
	Mar 31, 2005 [1]	June 30, 2005 [1]	Sep 30, 2005	Dec 31, 2005	Mar 31, 2006	June 30, 2006	Sept. 30, 2006	Sept. 30, 2005 [1]	Sept. 30, 2006
Operating Revenues
Wireless PCS Operations	$65,643	$69,425	$72,086	$73,149	$77,575	$79,588	$81,233	$207,154	$238,396
Subscriber Revenues	46,601	50,199	52,194	51,785	54,252	55,199	56,500	148,994	165,951
Wholesale/Roaming Revenues, net	14,610	15,308	15,850	16,883	18,287	19,175	19,346	45,768	56,808
Equipment Revenues	4,244	3,716	3,886	4,287	4,829	5,002	5,162	11,846	14,993
Other Revenues	188	202	156	194	207	212	225	546	644
Wireline Operations [3]
RLEC	14,361	13,668	13,995	14,962	14,720	14,843	15,711	42,024	45,274
Competitive Wireline	12,772	13,544	13,962	13,739	13,784	14,081	14,077	40,278	41,942

Wireline Total	27,133	27,212	27,957	28,701	28,504	28,924	29,788	82,302	87,216
Other Operations	277	190	222	223	188	227	203	689	618

	$93,053	$96,827	$100,265	$102,073	$106,267	$108,739	$111,224	$290,145	$326,230

Operating Expenses

(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, operational and capital restructuring charges and non-cash compensation, a non-GAAP Measure)

Wireless PCS Operations	$45,251	$45,993	$48,379	$50,972	$49,622	$51,876	$53,831	$139,623	$155,329
Cost of - Sales - Equipment	6,558	6,357	6,316	6,367	7,002	6,984	7,013	19,231	20,999
Cost of Sales - Access & Other	7,124	8,330	8,242	7,990	8,797	9,980	10,735	23,696	29,512
Maintenance and Support	8,623	8,424	9,452	9,663	9,842	10,092	10,629	26,499	30,563
Customer Operations	18,544	18,103	19,317	22,056	19,566	20,627	21,078	55,964	61,271
Corporate Operations	4,402	4,779	5,052	4,896	4,415	4,193	4,376	14,233	12,984
Wireline Operations [3]
RLEC	3,426	3,426	3,622	3,673	3,377	3,581	3,663	10,474	10,621
Competitive Wireline	8,556	8,697	8,762	9,038	9,398	9,186	9,461	26,015	28,045

Wireline Total	11,982	12,123	12,384	12,711	12,775	12,767	13,124	36,489	38,666
Other Operations [2]	1,019	1,244	1,532	1,843	1,474	1,347	1,264	3,795	4,085

	$58,252	$59,360	$62,295	$65,526	$63,871	$65,990	$68,219	$179,907	$198,080

Adjusted EBITDA (a non-GAAP Measure) [4]
Wireless PCS Operations	$20,392	$23,432	$23,707	$22,177	$27,953	$27,712	$27,402	$67,531	$83,067
Wireline Operations
RLEC	10,935	10,242	10,373	11,289	11,343	11,262	12,048	31,550	34,653
Competitive Wireline	4,216	4,847	5,200	4,701	4,386	4,895	4,616	14,263	13,897

Wireline Total	15,151	15,089	15,573	15,990	15,729	16,157	16,664	45,813	48,550
Other Operations [2]	(742)	(1,054)	(1,310)	(1,620)	(1,286)	(1,120)	(1,061)	(3,106)	(3,467)

	$34,801	$37,467	$37,970	$36,547	$42,396	$42,749	$43,005	$110,238	$128,150

Capital Expenditures
Wireless PCS Operations	$8,740	$9,907	$20,902	$16,542	$14,235	$14,583	$16,762	$39,549	$45,580
Wireline Operations
RLEC	749	2,347	1,288	3,780	2,901	2,547	1,847	4,384	7,295
Competitive Wireline	2,841	4,001	3,874	5,972	2,043	3,474	3,878	10,716	9,395

Wireline Total	3,590	6,348	5,162	9,752	4,944	6,021	5,725	15,100	16,690

Other Operations	1,725	2,021	2,113	2,370	1,247	2,084	1,033	5,859	4,364

	$14,055	$18,276	$28,177	$28,664	$20,426	$22,688	$23,520	$60,508	$66,634

[1]	For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. from January 1 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to September 30, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.
[2]	Other Operations expense includes fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provide advisory and other services to the Company for an annual advisory fee of $2.0 million. The Company recognized $0.3 million, $0.5 million and $0.5 million of advisory fees in the second, third and fourth quarters of 2005, respectively and $0.5 million for first quarter 2006. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for further details.
[3]	Wireline revenues were previously reported net of certain long distance network expenses in the Competitive segment. These expenses totaled $0.5 million for each quarter of 2005 and $0.6 million each for first, second and third quarters of 2006 and have been reclassified to operating expenses for all periods presented.
[4]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC Filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income

(dollars in thousands)

	Three Months Ended:		Nine Months Ended:
	9/30/2005	9/30/2006	9/30/05 [1,2]	9/30/2006
Net income (loss)	$3,337	$3,744	$2,063	$(13,340)
Interest expense	11,212	10,994	29,449	48,889
Gain (loss) on interest rate swap agreement	(3,978)	2,800	(2,823)	(143)
Income taxes	3,385	3,071	12,269	7,308
Minority Interest	12	7	30	25
Other Income	(230)	(542)	(625)	(4,260)

Operating Income	$13,738	$20,074	$40,363	$38,479

Wireless	$8,084	$12,246	$24,525	$38,463
RLEC	6,413	8,470	21,419	23,846
Competitive Wireline	2,249	1,530	6,144	5,157
Other	(3,008)	(2,172)	(11,725)	(28,987)

Operating Income	$13,738	$20,074	$40,363	$38,479

[1]	For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. from January 1 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to September 30, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.
[2]	Net income (loss) excludes the Company’s equity share of net loss from NTELOS Inc. for the period from January 14, 2005 (inception) to May 1, 2005 of ($1.2) million.

NTELOS Holding Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA 1

(dollars in thousands)

	2005					2006
	Wireless		Competitive			Wireless		Competitive
	PCS	RLEC	Wireline	Other	Total	PCS	RLEC	Wireline	Other	Total
For The Three Months Ended September 30
Operating Income	$8,084	$6,413	$2,249	$(3,008)	$13,738	$12,246	$8,470	$1,530	$(2,172)	$20,074
Depreciation and amortization	15,431	3,954	2,933	118	22,436	14,933	3,575	3,078	183	21,769

Sub-total: EBITDA	23,515	10,367	5,182	(2,890)	36,174	27,179	12,045	4,608	(1,989)	41,843

Accretion of asset retirement obligations	192	6	18	2	218	223	3	8	3	237
Advisory Fees	—	—	—	—	—	—	—	—	—	—
Capital restructuring charges	—	—	—	59	59	—	—	—	—	—
Non-cash compensation - A shares	—	—	—	1,519	1,519	—	—	—	925	925

Adjusted EBITDA	$23,707	$10,373	$5,200	$(1,310)	$37,970	$27,402	$12,048	$4,616	$(1,061)	$43,005

Adjusted EBITDA Margin	32.9%	74.1%	37.2%	N/M	37.9%	33.7%	76.7%	32.8%	N/M	38.7%

For The Nine Months Ended September 30
Operating Income	$24,525	$21,419	$6,144	$(11,725)	$40,363	$38,463	$23,846	$5,157	$(28,987)	$38,479
Depreciation and amortization	42,463	10,122	8,088	274	60,947	43,989	10,797	8,710	265	63,761

Sub-total: EBITDA	66,988	31,541	14,232	(11,451)	101,310	82,452	34,643	13,867	(28,722)	102,240

Accretion of asset retirement obligations	543	9	31	(15)	568	615	10	30	9	664
Advisory Fees	—	—	—	—	—	—	—	—	12,941	12,941
Capital restructuring charges	—	—	—	15,583	15,583	—	—	—	—	—
Gain on sale of asset	—	—	—	(8,742)	(8,742)	—	—	—	—	—
Non-cash compensation - A shares	—	—	—	1,519	1,519	—	—	—	12,305	12,305

Adjusted EBITDA	$67,531	$31,550	$14,263	$(3,106)	$110,238	$83,067	$34,653	$13,897	$(3,467)	$128,150

Adjusted EBITDA Margin	32.6%	75.1%	35.4%	N/M	38.0%	34.8%	76.5%	33.1%	N/M	39.3%

[1]	For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. from January 1 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to September 30, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	9/30/2005	12/31/2005	3/31/2006	6/30/2006	9/30/2006
Wireless Subscribers	328,035	336,306	343,879	350,168	357,424
RLEC Access Lines	47,224	46,810	46,492	46,013	45,677
CLEC Access Lines [1]	44,528	44,948	45,296	45,885	46,224
Broadband Connections [2]	13,322	14,047	15,018	15,616	16,373
Dial-Up Internet Subscribers	35,109	33,078	31,707	30,242	28,913
Long Distance Subscribers	38,699	40,263	41,971	43,168	44,263

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]	Includes DSL, dedicated Internet access, wireless broadband and broadband over fiber.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006	9/30/2006
Total Wireless Subscribers
Beginning Subscribers	302,155	315,586	326,435	328,035	336,306	343,879	350,168
Pre-Pay	69,374	77,652	79,989	79,728	80,023	86,179	89,368
Post-Pay	232,781	237,934	246,446	248,307	256,283	257,700	260,800
Gross Additions	40,853	38,344	36,344	43,187	40,285	37,343	42,156
Pre-Pay	20,615	15,119	15,483	16,396	20,536	17,690	21,890
Post-Pay	20,238	23,225	20,861	26,791	19,749	19,653	20,266
Disconnections	27,422	27,495	34,744	34,916	32,712	31,054	34,900
Pre-Pay	12,138	12,676	15,656	16,012	14,244	14,295	16,246
Post-Pay	15,284	14,819	19,088	18,904	18,468	16,759	18,654
Net Additions	13,431	10,849	1,600	8,271	7,573	6,289	7,256
Pre-Pay	8,477	2,443	-173	384	6,292	3,395	5,644
Post-Pay	4,954	8,406	1,773	7,887	1,281	2,894	1,612
Ending Subscribers	315,586	326,435	328,035	336,306	343,879	350,168	357,424
Pre-Pay	77,652	79,989	79,728	80,023	86,179	89,368	94,771
Post-Pay	237,934	246,446	248,307	256,283	257,700	260,800	262,653

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three Months Ended:		Nine Months Ended:
	9/30/2005	9/30/2006	2005 YTD	2006 YTD
Average Subscribers (weighted monthly)	327,482	354,562	318,923	346,804

Gross Subscriber Revenues ($000)	$52,589	$56,693	$150,474	$167,206
Revenue Accruals & Deferrals	(366)	(140)	(1,390)	(1,227)
Eliminations & Other Adjustments	(29)	(53)	(90)	(28)

Net Subscriber Revenues ($000)	$52,194	$56,500	$148,994	$165,951
Average Monthly Revenue per Handset/Unit (ARPU) [1]	$53.53	$53.30	$52.42	$53.57
Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$56.18	$55.20	$54.40	$54.87
Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$1.95	$2.72	$1.72	$2.65
Average Monthly Data Revenue per Postpay Handset/Unit (ARPU) [1]	$2.37	$3.17	$2.08	$3.04
Cost of Acquisition per Gross Addition (CPGA) [2]	$383	$340	$362	$358
Monthly Cash Cost per Handset/Unit (CCPU) [3]	$31.12	$32.25	$29.96	$31.20
Strategic Network Alliance Revenues ($000)	$15,516	$19,087	$45,007	$56,073
Home Voice Revenue	8,588	10,517	24,957	30,692
Travel Voice	5,538	5,492	16,350	17,337
Data Revenue	1,390	3,078	3,700	8,044
Monthly Post Pay Subscriber Churn	2.6%	2.4%	2.3%	2.3%
Monthly Blended Subscriber Churn	3.5%	3.3%	3.1%	3.2%
Total Cell Sites (Period Ending)	864	946	864	946
Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	520	568	520	568

[1]	Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.
[2]	CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.
[3]	CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations	Three Months Ended:		Nine Months Ended:
	9/30/05	9/30/06	2005 YTD	2006 YTD
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Wireless communications revenue	$72,086	$81,233	$207,154	$238,396
Less: Equipment revenue from sales to new customers	(2,956)	(3,846)	(9,178)	(11,386)
Less: Equipment revenue from sales to existing customers	(930)	(1,316)	(2,668)	(3,607)
Less: Wholesale revenue	(15,850)	(19,346)	(45,768)	(56,808)
Plus (Less): Other revenues, eliminations and adjustments	239	(32)	934	611

Wireless gross subscriber revenue	$52,589	$56,693	$150,474	$167,206

Less: Paid in advance subscriber revenue	(10,582)	(13,217)	(31,183)	(38,385)
Plus (Less): adjustments	(263)	(95)	(1,072)	(821)

Wireless gross postpay subscriber revenue	$41,744	$43,381	$118,219	$128,000

Average subscribers	327,482	354,562	318,923	346,804

Total ARPU	$53.53	$53.30	$52.42	$53.57

Average postpay subscribers	247,690	261,940	241,468	259,220

Postpay ARPU	$56.18	$55.20	$54.40	$54.87

Wireless gross subscriber revenue	$52,589	$56,693	$150,474	$167,206
Less: Wireless voice and other feature revenue	(50,672)	(53,804)	(145,549)	(158,934)

Wireless data revenue	$1,917	$2,889	$4,925	$8,272

Average subscribers	327,482	354,562	318,923	346,804

Total Data ARPU	$1.95	$2.72	$1.72	$2.65

Wireless gross postpay subscriber revenue	$41,744	$43,381	$118,219	$128,000
Less: Wireless postpay voice and other feature revenue	(39,984)	(40,889)	(113,705)	(120,910)

Wireless postpay data revenue	$1,760	$2,492	$4,514	$7,090

Average postpay subscribers	247,690	261,940	241,468	259,220

Postpay data ARPU	$2.37	$3.17	$2.08	$3.04

[1]	Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations	Three Months Ended:		Nine Months Ended:
	9/30/05	9/30/06	2005 YTD	2006 YTD
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of wireless sales	$14,558	$17,748	$42,927	$50,511
Less: access, roaming, and other cost of sales	(8,242)	(10,735)	(23,696)	(29,512)

Merchandise cost of sales	$6,316	$7,013	$19,231	$20,999

Total customer operations	$22,624	$25,033	$66,224	$73,937
Less Wireline and other segment expenses	(3,307)	(3,955)	(10,260)	(12,665)
Less: Wireless customer care, billing, bad debt and other expenses	(8,760)	(9,877)	(24,242)	(27,946)

Sales and marketing	$10,557	$11,201	$31,722	$33,326

Merchandise cost of sales	$6,316	$7,013	$19,231	$20,999
Sales and marketing	10,557	11,201	31,722	33,326
Less: Merchandise sales	(2,956)	(3,881)	(9,178)	(11,455)

Total CPGA costs	$13,917	$14,333	$41,775	$42,870

Gross subscriber additions	36,344	42,156	115,541	119,784

CPGA	$383	$340	$362	$358

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)

Maintenance and support	$16,885	$19,039	$48,623	$55,991
Less Wireline, other segment expenses	(7,433)	(8,410)	(22,124)	(25,428)

Wireless maintenance and support	$9,452	$10,629	$26,499	$30,563

Corporate operations	$9,025	$6,708	$21,927	$28,172
Less Wireline, other segment, and corporate expenses	(3,973)	(2,332)	(7,695)	(15,188)

Wireless corporate operations	$5,052	$4,376	$14,232	$12,984

Wireless maintenance and support	$9,452	$10,629	$26,499	$30,563
Wireless corporate operations	5,052	4,376	14,232	12,984
Wireless customer care, billing, bad debt and other expenses	8,760	9,877	24,242	27,946
Wireless access, roaming, and other cost of sales	8,242	10,735	23,696	29,512
Equipment revenue from sales to existing customers	(930)	(1,316)	(2,667)	(3,607)

Total CCPU costs	$30,576	$34,301	$86,002	$97,398

Average subscribers	327,481	354,562	318,923	346,804

CCPU	$31.12	$32.25	$29.96	$31.20

[2]	CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.
[3]	CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.